Exhibit 99.1

For Immediate Release

August 10, 2017

Investor Relations Contact:
Christopher J. Brodhead
Senior Vice President, Investor Relations
chris.brodhead@broadstone.com
585.287.6499

Second Quarter 2017 Operating Results

Dear Shareholders – We are pleased to provide you with the results of Broadstone Net Lease, Inc.’s (“BNL,” “we,” “our,” or the “Company”) operations for the second quarter of 2017. As you will note, the format of this earnings release has migrated away from that of our historical quarterly shareholder letter, and will now more closely align with what you may be accustomed to from public reporting companies. Management’s intention is to provide you with the detailed reporting required by the SEC but also to provide a useful summary for investors to quickly get up to speed on the quarter’s results via this earnings release. More information on BNL’s Q2 performance is available in BNL’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, as filed with the SEC on August 10, 2017 (“Q2 2017 10-Q”), which is available free of charge on the SEC’s public website.

“The second quarter of 2017 represented a time of tremendous transition for BNL as our management team and the Company tackled a number of important initiatives which should position the Company for future positive growth,” said Chris Czarnecki, BNL’s Chief Executive Officer. “We achieved a number of milestones, including registering our common stock under the Exchange Act with the SEC and becoming a public reporting company, recasting our credit facilities to align with our investment-grade credit status, completing our first debt private placement and continued expansion of our real estate portfolio via our acquisition efforts. We believe that our dedication to high quality investments and the strengthening of our balance sheet continues to position us to capitalize on opportunities in the market place, and offer appropriate risk-adjusted returns to our shareholders.”

SECOND QUARTER 2017 HIGHLIGHTS

For the three and six months ended June 30, 2017, we:

-

Generated earnings per share (on a GAAP basis), including amounts attributable to noncontrolling interests, of $0.89 for the three months ended June 30, 2017 and $1.70 for the six months ended June 30, 2017.

-

Generated funds from operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts, of $1.40 per diluted share for the three months ended June 30, 2017 and $3.01 per diluted share for the six months ended June 30, 2017.

-	Generated adjusted funds from operations (“AFFO”) of $1.33 per diluted share for the three months ended June 30, 2017 and $2.75 per diluted share for the six months ended June 30, 2017.
-

Subsequent to quarter end, the Independent Directors Committee of our Board of Directors approved maintaining the Determined Share Value (“DSV”) at $80.00 per share, which will remain in effect through October 31, 2017.

-

Also subsequent to quarter end, our Board of Directors declared monthly distributions of $0.415 per share of our common stock and unit of membership interest in Broadstone Net Lease, LLC, the Company’s operating company (the “Operating Company”) to be paid by us to our stockholders and members of the Operating Company (other than us) of record prior to the end of August, September, and October 2017.

-

Closed five real estate acquisitions during the three months ended June 30, 2017 totaling $103.1 million, excluding capitalized acquisition expenses, adding 38 new properties at a weighted average initial cash capitalization rate of 7.2%. Of the $103.1 million in acquisitions, approximately $8.3 million was contributed via an UPREIT transaction. The properties acquired had a weighted average lease term of 16.7 years at the time of acquisition and weighted average annual rent increases of 2.1%.

-

Received $79.5 million in investments from new and existing stockholders during the three months ended June 30, 2017 and issued $8.3 million noncontrolling membership units in the Operating Company. As of the end of the quarter we had 2,386 stockholders and 51 holders of noncontrolling membership units in the Operating Company.

-

Issued $150 million of senior unsecured promissory notes (“Senior Notes”) via a debt private placement with a syndicate of nine leading life insurance companies as lenders, bearing interest at 4.84% per annum with a 10-year maturity.

-	Closed an $800 million credit facility with a syndicate of leading real estate lenders, which includes an accordion feature that can increase the facility size up to a total of $1.0 billion.
-	Collected 100% of rents due during the three and six months ended June 30, 2017 and maintained a 100% leased portfolio.

FFO and AFFO are performance measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We present these non-GAAP measures as we believe certain investors and other users of our financial information use them as part of their evaluation of our historical operating performance. Please see our discussion below under the heading “Reconciliation of Non-GAAP Measures,” which includes discussion of the definition, purpose, and use of these non-GAAP measures as well as a reconciliation of each to the most comparable GAAP measure.

FINANCIAL RESULTS

Total Revenues

Total revenues increased by $8.8 million, or 25.4%, to $43.7 million for the three months ended June 30, 2017, compared to $34.8 million for the three months ended June 30, 2016.

Total revenues increased by $19.4 million or 29.3% to $85.9 million for the six months ended June 30, 2017, compared to $66.4 million for the six months ended June 30, 2016.

The increase in total revenues during the three and six months ended June 30, 2017, is primarily the result of growth in our real estate portfolio. During the six months ended June 30, 2017, we closed seven real estate acquisitions and acquired $192.9 million in real estate, comprised of 48 new properties. We capitalized approximately $4.2 million in acquisition expenses and $1.8 million in leasing fees as part of the acquisitions.

Net Income

Net income increased by $10.6 million, from $5.4 million for the three months ended June 30, 2016, to $16.0 million for the three months ended June 30, 2017.

Net income increased by $18.7 million, from $11.1 million for the six months ended June 30, 2016, to $29.7 million for the six months ended June 30, 2017.

The increase in net income period-over-period is primarily the result of growth in our real estate portfolio. Additionally, during the three and six months ended June 30, 2017, we recognized a gain on sale of real estate of $5.5 million and $6.3 million, respectively, compared to $0.3 million and $1.1 million for the comparable 2016 periods. The increase in net income was also impacted by our adoption of ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, effective January 1, 2017 on a prospective basis, which requires us to capitalize all acquisition expenses. During the six months ended June 30, 2017, we capitalized $4.2 million in acquisition expenses. For the three and six month periods ended June 30, 2016, we expensed approximately $4.5 million and $5.9 million, respectively, in acquisition expenses as incurred.

FFO

FFO for the three months ended June 30, 2017 was $25.2 million, representing a $9.0 million increase from FFO of $16.3 million for the three months ended June 30, 2016.

FFO for the six months ended June 30, 2017 was $52.8 million, representing a $21.7 million increase from FFO of $31.1 million for the six months ended June 30, 2016.

The increase in FFO is primarily driven by increased revenue year-over-year as a result of growth in our real estate investment portfolio. FFO growth lagged behind net income growth based on the adjustment for the gain on sale of real estate of $5.5 million and $6.3 million for the three and six months ended June 30, 2017, respectively, in our FFO calculations.

AFFO

AFFO for the three months ended June 30, 2017 was $24.0 million, representing a $4.6 million increase from AFFO of $19.4 million for the three months ended June 30, 2016.

AFFO for the six months ended June 30, 2017 was $48.1 million, representing a $11.5 million increase from AFFO of $36.6 million for the six months ended June 30, 2016.

In addition to the factors driving net income and FFO growth, AFFO growth was partially impacted by the (gain) loss on interest rate swaps and other non-cash interest expense recognized during the periods, whereby for the three and six months ended June 30, 2017, we recognized a deduction and for the three and six months ended June 30, 2016 we recognized an add-back.

REAL ESTATE PORTFOLIO UPDATE

As of June 30, 2017, we owned a diversified portfolio of 459 individual net leased commercial properties located in 37 states comprising approximately 13.4 million rentable square feet of operational space. As of June 30, 2017, our properties were 100% leased to 113 different commercial tenants, with no single tenant accounting for more than 5% of our annual rental stream.

During the quarter, we acquired 38 properties via five transactions for $103.1 million, excluding capitalized acquisition expenses, at a weighted average initial cash capitalization rate of 7.2%. The properties acquired had a weighted average lease term of 16.7 years at the time of acquisition and weighted average annual rent increases of 2.1%. The properties we acquired were spread across the Retail, Industrial, and Healthcare industries, and include 25 Bob Evans Farms casual dining restaurants, two Henry Ford OptimEyes eye care clinics, two MobilityWorks specialty retail sites, two Custom Made Meals processing facilities (Industrial), and seven EmergeOrtho orthopedic clinics (Healthcare).

We also strategically disposed of five properties during the quarter for a gain of $5.5 million. Our management team plans to continue to be strategic in its disposition activities. Opportunistic dispositions can improve the overall quality of our portfolio and capture value for shareholders, as some assets are sold for premiums, and the proceeds can in turn be redeployed into accretive investments.

CAPITALIZATION/BALANCE SHEET UPDATE

BNL’s long term capitalization structure was greatly enhanced by several key transactions that occurred during the second quarter. We continued to enjoy solid access to equity capital from a variety of sources with more than $87.8 million of new capital invested by stockholders and non-controlling memberships units (via an UPREIT transaction).  $69.7 million was invested in cash, $9.8 million was raised via our Distribution Reinvestment Plan (“distribution reinvestment plan” or “DRIP”), and $8.3 million was contributed via an UPREIT transaction. Approximately 52% of the Company’s stockholders participate in the DRIP, calculated based on the number of shares and membership units in the Operating Company that participate in the DRIP.

In April, BNL completed its first debt private placement of Senior Notes. JP Morgan and Wells Fargo acted as placement agents on behalf of the Company in this transaction. We attracted a syndicate of nine leading life insurance companies as lenders and raised $150 million in debt capital with the offering. The Senior Notes are unsecured and interest only, subject to covenants that are materially consistent with the covenants included in our other unsecured term loans. The notes have a ten-year duration and represent an important strategic channel of long term debt capital for the Company. The proceeds were used to pay down our existing revolving line of credit and to fund continued operations, including future acquisitions.

Finally, on June 23rd, we closed on the largest capital markets transaction in the history of BNL. We completed an $800 million senior unsecured credit facility, comprised of several key tranches of capital. The facility replaced our $400 million line of credit and term note facility led by M&T Bank, as well as our $185 million term note with Regions Bank. The new facility has a $400 million revolving line of credit (4.5 year maturity – 2022), a $250 million delayed draw term note (5.5 year maturity – 2023) and a $150 million delayed draw term note (7 year maturity – 2024). At closing we drew $90 million on the revolver, the full $250 million term note, and did not draw upon the $150 million term note. More details on the facilities and covenant structure are available in the Company’s Q2 2017 10-Q.

We received tremendous support from the commercial bank market in closing the new credit facility. M&T Bank, Wells Fargo, JP Morgan and Bank of Montreal served as Joint Lead Arrangers for the facility. The facility also included four existing lenders and two new lenders to BNL.

These transactions significantly extended BNL’s debt maturity profile, highlighting a staggered maturity schedule to provide us with the capital necessary to achieve our continued growth with a high degree of liquidity. The new facility and Senior Notes added $315 million of new debt capital. At quarter end, the Company had a leverage ratio of approximately 37% based on the approximate market value of the Company’s assets.

DETERMINED SHARE VALUE

At its August 8, 2017 meeting, the Independent Directors Committee of our Board of Directors (the “IDC”) voted to maintain the DSV at $80 per share for the period from August 1, 2017 through October 31, 2017. At $80 per share, the implied capitalization rate for the Company’s portfolio is 6.73%. The DSV is established in good faith by the IDC based on the net asset value (“NAV”) of our portfolio, input from management, and such other factors as the IDC may determine. Additional information regarding the Company’s valuation policy and procedures and the determination of the DSV by the IDC is available in the Form 10 registration statement we filed with the SEC on June 29, 2017.

DISTRIBUTIONS

At its August 8, 2017 meeting, our Board of Directors declared monthly distributions of $0.415 per share of our common stock and unit of membership interest in the Operating Company to be paid by us to our stockholders and members of the Operating Company (other than us) of record prior to the end of August, September, and October 2017:

Dividend Per Share/Unit	Record Date	Payment Date (on or before)
$0.415	August 30, 2017	September 15, 2017
$0.415	September 28, 2017	October 13, 2017
$0.415	October 30, 2017	November 15, 2017

Investors may purchase additional shares of our common stock by electing to reinvest their distributions through the DRIP. The purchase price for shares of our common stock acquired through the DRIP will be 98% of the DSV.

CONFERENCE CALL INFORMATION

In conjunction with the release of BNL’s operating results, the Company will host a conference call on Friday, August 11, 2017, at 12:00 p.m. EDT to discuss the results. To access the live webcast, or view a replay after the call, please use the following web address. A replay of the call will be available on the Disclosures page of Broadstone.com until August 25, 2017.

https://attendee.gotowebinar.com/register/2546439627219498241

A telephone conference will be available by dialing +1 (415) 930-5321. When prompted, please provide the access code: 769-940-633

INVESTOR PRESENTATION

Our current investor presentation on the Company’s second quarter 2017 financial and operating results is available on the Disclosures page of Broadstone.com.

About Broadstone Net Lease, Inc.

BNL invests in freestanding, single-tenant, triple-net leased properties located throughout the United States, primarily via sale and leaseback transactions. With a diversified portfolio of over 459 healthcare, industrial and retail properties in 37 states, the Company targets individual or portfolio acquisitions within the $10 million to $200+ million range.

There are currently more than 2,000 shareholders in BNL, which is externally managed by Broadstone Real Estate, LLC. BNL remains open for new investment by accredited investors on a monthly basis, with a minimum investment of $500,000. Shares are offered directly by BNL via private placement. Please see certain important disclosures regarding BNL at broadstone.com/disclosures.

For more information on BNL, please visit our website at www.broadstone.com

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results, including risks related to general economic conditions, local real estate conditions, tenant financial health, property acquisitions and the timing of these acquisitions, and the availability of capital to finance planned growth, among others, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of our current operating plans and estimates as of the dates indicated. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per dilutive share, which are financial measures presented in accordance with GAAP, this press release and the referenced investor presentation and supplemental financial and operating materials contain and may refer to certain non-GAAP financial measures, including Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. A reconciliation of FFO and AFFO to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below and in the investor presentation and supplemental financial and operating materials that are referenced above.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income (Loss)

(Unaudited)

(in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2017	2016	2017	2016
Revenues
Rental income from operating leases	$41,256	$32,397	$80,657	$61,973
Earned income from direct financing leases	1,074	1,141	2,207	2,264
Operating expenses reimbursed from tenants	1,296	1,181	2,913	2,004
Other income from real estate transactions	45	104	78	169
Total revenues	43,671	34,823	85,855	66,410

Operating expenses
Depreciation and amortization	14,733	11,252	29,326	21,159
Asset management fees	3,629	2,610	6,822	4,981
Property management fees	1,218	974	2,386	1,857
Acquisition expenses	-	4,472	-	5,890
Property and operating expense	1,124	983	2,701	1,821
General and administrative	1,162	684	2,125	1,353
State and franchise tax	160	81	210	110
Total operating expenses	22,026	21,056	43,570	37,171

Operating income	21,645	13,767	42,285	29,239

Other income (expenses)
Cost of debt extinguishment	(3,567)	(53)	(3,615)	(53)
Preferred distribution income	182	175	363	350
Interest income	115	5	227	6
Interest expense	(7,860)	(8,880)	(15,802)	(19,591)
Gain on sale of real estate	5,477	342	6,280	1,106
Net income	15,992	5,356	29,738	11,057

Net income attributable to non-controlling interests	(1,265)	(538)	(2,418)	(1,141)
Net income attributable to Broadstone Net Lease, Inc.	$14,727	$4,818	$27,320	$9,916

Weighted average number of common shares outstanding
Basic	16,623	12,766	16,102	12,284
Diluted	18,051	14,193	17,530	13,695
Net Earnings per common share
Basic and diluted	$0.89	$0.38	$1.70	$0.81

Comprehensive income (loss)
Net income	$15,992	$5,356	$29,738	$11,057
Other comprehensive income (loss)
Change in fair value of interest rate swaps	(4,291)	(5,506)	(1,731)	(21,830)
Realized loss on interest rate swaps	(873)	-	(873)	-
Comprehensive income (loss)	10,828	(150)	27,134	(10,773)
Comprehensive (income) loss attributable to non-controlling interests	(857)	15	(2,224)	1,138
Comprehensive income (loss) attributable to Broadstone Net Lease, Inc.	$9,971	$(135)	$24,910	$(9,635)

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share amounts)

	June 30, 2017	December 31, 2016
Assets
Accounted for using the operating method, net of accumulated depreciation	$1,775,293	$1,637,700
Accounted for using the direct financing method	41,607	47,271
Investment in rental property, net	1,816,900	1,684,971

Cash and cash equivalents	35,752	21,635
Restricted cash	8,019	1,468
Accrued rental income	43,930	36,577
Tenant and other receivables, net	900	355
Tenant and capital reserves	848	767
Prepaid expenses and other assets	1,202	260
Notes receivable	6,527	6,527
Investment in related party	10,000	10,000
Interest rate swap, assets	7,781	9,598
Intangible lease assets, net	190,467	168,121
Debt issuance costs – unsecured revolver, net	3,325	446
Leasing fees, net	12,526	11,329
Total assets	$2,138,177	$1,952,054

Liabilities and equity
Unsecured revolver	$90,000	$102,000
Mortgages and notes payable, net	67,705	106,686
Unsecured term notes, net	721,670	657,891
Interest rate swap, liabilities	7,691	10,217
Accounts payable and other liabilities	18,233	17,396
Due to related parties	1,310	364
Tenant improvement allowances	5,627	9,490
Accrued interest payable	2,439	1,602
Intangible lease liabilities, net	56,704	47,871
Total liabilities	971,379	953,517

Commitments and contingencies (See Note 16)

Equity
Broadstone Net Lease, Inc. stockholder’s equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	-	-
Common stock, $0.001 par value; 80,000 shares authorized, 17,290 and 15,158 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	17	15
Additional paid-in capital	1,176,319	1,009,431
Subscriptions receivable	-	(9,790)
Cumulative distributions in excess of retained earnings	(102,711)	(89,960)
Accumulated other comprehensive income	(318)	2,092
Total Broadstone Net Lease, Inc. stockholders’ equity	1,073,307	911,788
Non-controlling interests	93,491	86,749
Total equity	1,166,798	998,537
Total liabilities and equity	$2,138,177	$1,952,054

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO and AFFO for the three and six months ended June 30, 2017 and 2016. Also presented is information regarding distributions paid to common stockholders and noncontrolling interests and the weighted average number of shares of our common stock and noncontrolling membership units in the Operating Company used for the basic and diluted computation per share:

(in thousands, except per share data)	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net income	$15,992	$5,356	$29,739	$11,057
Real property depreciation and amortization	14,733	11,252	29,326	21,159
Gain on sale of real estate	(5,477)	(342)	(6,280)	(1,106)
FFO	$25,248	$16,266	$52,785	$31,110
Capital improvements / reserves	(49)	(49)	(97)	(98)
Straight line rent adjustment	(4,030)	(3,274)	(8,068)	(6,003)
Cost of debt extinguishment	3,567	53	3,615	53
Amortization of debt issuance costs	433	416	857	838
Amortization of net mortgage premiums	(29)	(48)	(70)	(95)
(Gain) Loss on interest rate swaps and other non-cash interest expense	(1,280)	1,667	(1,280)	5,200
Amortization of lease intangibles	188	(139)	388	(254)
Acquisition expenses	-	4,472	-	5,890
AFFO	$24,048	$19,364	$48,130	$36,641

Diluted WASO	18,051	14,193	17,530	13,695

Distributions declared to common stockholders	$20,746	$15,622	$40,072	$34,753
Distributions declared to noncontrolling interests	1,792	1,976	3,734	4,133
Total distributions declared	$22,538	$17,598	$43,806	$38,886

Net earnings per share, basic and diluted	$0.89	$0.38	$1.70	$0.81
FFO per diluted share	1.40	1.15	3.01	2.27
AFFO per diluted share	1.33	1.36	2.75	2.68

(1)	Weighted average number of shares of our common stock and membership units in the Operating Company outstanding (“WASO”), computed in accordance with GAAP.

Our reported results and net earnings per dilutive share are presented in accordance with GAAP. We also disclose Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, each of which are non- GAAP measures. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of depreciated real estate assets, depreciation and amortization expense from real estate assets, and impairment charges related to previously depreciated real estate assets. To derive AFFO, we modify the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain non-cash revenues and expenses, including straight-line rents, cost of debt extinguishments, acquisition expenses, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, (gain) loss on interest rate swaps, extraordinary items and other specified non-cash items. We believe that such items are not a result of normal operations and thus we believe excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors.

Our leases include rents that increase over the term of the lease to compensate us for anticipated increases in market rentals over time. Our leases do not include significant front-loading or back-loading of payments or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. Additionally, we exclude transaction costs associated with acquiring real estate subject to existing leases, including the amortization of lease intangibles, as well as acquisition expenses paid to our Asset Manager that are based on a percentage of the gross acquisition purchase price. We exclude these costs from AFFO because they are upfront expenses that are recognized in conjunction with an acquisition, and therefore, are not indicative of ongoing operational results of the portfolio. We believe excluding acquisition expenses provides investors a view of the performance of our portfolio over time. In connection with our adoption of ASU 2017-01, effective January 1, 2017 and on a prospective basis, we capitalize all acquisition expenses as part of the cost-basis of the tangible and intangible assets acquired. Therefore, effective January 1, 2017, we will no longer adjust for acquisition expenses in our AFFO computation. We also exclude the amortization of debt issuance costs and net mortgage premiums as they are not indicative of ongoing operational results of the portfolio. We use AFFO as a measure of our performance when we formulate corporate goals.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO and AFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of FFO and AFFO accordingly.